                                                                    Exhibit 4.48


                 SURETY BOND GUARANTEE AND ASSUMPTION AGREEMENT

dated as of August 30, 2001, made by each of signatories hereto (together with any other entity that may become a party hereto as provided herein, the "Guarantors"), in favor of Liberty Mutual Insurance Company ("Liberty").

                              W I T N E S S E T H:

                  WHEREAS, pursuant to the Indemnity Agreements, Liberty, as surety, has issued, or is liable as co-surety or reinsurer under, Surety Bond Coverage for the benefit of, on behalf of, or at the request of ANC Rental Corporation ("ANC") or certain of its direct and indirect subsidiaries, and Liberty has been requested by ANC to issue, extend, renew, continue, increase and/or permit to remain outstanding and refrain from canceling the Liberty Bonds (as defined in the ANC Liberty Agreement); and

                  WHEREAS, the Liberty Bonds currently do, and in the future shall, in part enable ANC to make valuable transfers to one or more of the Guarantors in connection with the operation of their respective and inter-related businesses; and

                  WHEREAS, ANC and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the issuance, extension, renewal, continuance and/or increase of the Liberty Bonds, from Liberty's refraining from canceling the Liberty Bonds, and from the execution of the Agreement dated August 30, 2001, between Liberty and ANC, copy of which is annexed hereto as Exhibit "A" (as the same may be amended, supplemented or otherwise modified from time to time, in accordance with its terms, the "ANC Liberty Agreement"); and

                  WHEREAS, it is a condition precedent to Liberty's execution of the ANC Liberty Agreement that the Guarantors shall have executed and delivered this Surety Bond Guarantee and Assumption Agreement to Liberty;

                  NOW, THEREFORE, in consideration of the premises and to induce Liberty to enter into the ANC Liberty Agreement and to issue, extend, renew, continue, increase and/or permit to remain outstanding and refrain from canceling such Surety Bond Coverage (as defined in the ANC Liberty Agreement) pursuant to the terms of the ANC Liberty Agreement, together with other and further consideration the receipt and sufficiency of which is hereby acknowledged, each Guarantor agrees with Liberty as follows:

                  1. Definitions

                  1.1 As used herein, the following terms have the following meanings:

                  "Guarantor Surety Bond Obligations" shall mean, with respect to all Guarantors under this or any similar Surety Bond Guarantee, all obligations and liabilities of all such Guarantors, whether joint or several, direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with this Surety Bond Guarantee.

                  "Obligations" shall mean the Surety Bond Obligations and the Guarantor Surety Bond Obligations, collectively.

                  "Surety Bond Guarantee" shall mean this Surety Bond Guarantee And Assumption Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Surety Bond Obligations" shall mean, in respect of any Liberty Bond, (a) the obligations of the Surety Bond Account Party (as defined in the ANC Liberty Agreement), and of any indemnitor, to Liberty under any of the Indemnity Agreements (as defined in the ANC Liberty Agreement) or under any guarantee, including but not limited to the obligations to exonerate, indemnify, hold harmless, secure, collateralize and/or reimburse Liberty, together with any interest, fees, costs, expenses (including the costs and expenses of enforcing any indemnities) or other amounts as may be provided under the terms of such Indemnity Agreements or under any guarantee (including, without limitation, interest accruing at the then applicable rate after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Surety Bond Account Party or indemnitor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred, and (b) any Guarantor Surety Bond Obligations with respect to such Liberty Bond, and (c) any obligations of ANC or of any of its subsidiaries under the ANC Liberty Agreement; PROVIDED that the Surety Bond Obligations shall be reduced by the amount of proceeds actually received by or on behalf of Liberty in respect of any cash or letter of credit collateral to the extent application of such proceeds permanently reduces the remaining contingent liability of Liberty in respect of such Surety Bond Obligation.

                  All other capitalized terms used but not defined herein shall have the same meanings specified in the ANC Liberty Agreement.

                  2. Guarantee And Assumption

                  2.1 By executing and delivering this Surety Bond Guarantee, the Guarantors hereby:

                  (a) jointly and severally, unconditionally and irrevocably, guarantee to Liberty and its successors, transferees and assigns, the prompt and complete payment and performance when due of the Obligations; and

                  (b) become parties to each of the Indemnity Agreements as an Indemnitor thereunder with the same force and effect as if originally named therein as an Indemnitor and, without limiting the generality of the foregoing, (i) hereby expressly assume all obligations and liabilities of an Indemnitor thereunder, and (ii) hereby expressly represent and warrant that all Liberty Bonds, whether issued prior to or subsequent to the date hereof, are deemed to have been issued upon its written request in its capacity as Indemnitor.

                  2.2 Anything herein to the contrary notwithstanding, the maximum liability of each Guarantor hereunder shall in no event exceed the amount which can be guaranteed or assumed by such Guarantor under applicable federal and state laws, including laws relating to the insolvency of debtors, fraudulent conveyance or transfer or laws affecting the rights of creditors generally (after giving effect to the right of contribution established in Section 2.5). Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee or assumption contained in this Surety Bond Guarantee or affecting the rights and remedies of Liberty hereunder.

                  2.3 Notwithstanding the provisions of paragraph 15 of the Indemnity Agreement dated August 4, 2000, or of paragraph 16 of the Indemnity Agreement dated October 31, 2000, respecting "termination," the obligations of the Guarantors under this Surety Bond Guarantee shall remain in full force and effect until such date on which all risk undertaken by Liberty, whether residual or future, under all Liberty Bonds, has been, in Liberty's sole discretion, conclusively terminated, and no such Guarantor may unilaterally terminate its obligations hereunder for any of the Obligations, whether incurred or to be incurred.

                  2.4 Subject to the proviso to the definition of "Surety Bond Obligations", no payment made or collateral delivered by ANC, any of the Guarantors, any other guarantor or indemnitor or any other Person, or received or collected by Liberty from ANC, any of the Guarantors, any other guarantor or indemnitor or Person, by virtue of any transaction, action or proceeding or any set-off, recoupment or appropriation or application at any time or from time to time in reduction of, in payment of or to secure any of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment or delivery (other than any payment made by or collected from such Guarantor), remain liable in full hereunder until this Surety Bond Guarantee shall terminate pursuant to its terms.

                  2.5 Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor's right of contribution shall be subject to the terms and conditions of section 2.6 herein below. The provisions of this section 2.5 shall in no respect limit the obligations and liabilities of any Guarantor to Liberty, and each Guarantor shall remain liable to Liberty in full hereunder.

                  2.6 Notwithstanding any payment made by any Guarantor hereunder or any set-off, recoupment or application of funds of any Guarantor by Liberty, no Guarantor shall be entitled to be subrogated to any of the rights of Liberty or the Collateral Trustee against ANC or any other Guarantor or any collateral security or guarantee or right of offset or recoupment held by Liberty for the payment and performance of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from ANC or any other Guarantor in respect of payments made by such Guarantor hereunder, until all the Obligations have been discharged in full as determined by Liberty in its sole discretion. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been discharged in full, such amount shall be held by such Guarantor in trust for Liberty, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to Liberty in the exact form received by such Guarantor (duly indorsed by such Guarantor to Liberty, if required), to be applied against the Obligations, whether matured or unmatured, absolute or contingent, due or to become due or now existing or hereafter incurred, in such order as Liberty may determine.

                  2.7 Each Guarantor shall remain fully obligated hereunder notwithstanding that, Liberty may, without reserving any rights against any Guarantor and without notice to or further assent by any Guarantor, (a) rescind, modify, release, waive or otherwise amend or alter the obligations or liability of ANC or of any other Guarantors hereunder with respect to any of the Obligations (b) release, surrender, liquidate, sell or exchange any collateral security, guarantee or right of offset at any time held by or for the benefit of Liberty, or (c) amend, modify, supplement or terminate, in whole or in part, as Liberty deems advisable from time to time, the ANC Liberty Agreement, the Security Documentation and any other documents executed and delivered in connection therewith. Liberty shall have no obligation to protect, secure, perfect or insure any lien at any time held by Liberty or on its behalf as security for the Obligations, or any property subject thereto.

                  2.8 Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof or reliance by Liberty upon the guarantee and assumption contained in this Surety Bond Guarantee. The Obligations, and any of them, shall conclusively be deemed to have been created, contracted and incurred, or renewed, extended, amended or waived, in reliance upon the guarantee and assumption contained in this Surety Bond Guarantee, and all dealings between ANC and the Guarantors, on the one hand, and Liberty, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee and assumption contained in this Surety Bond Guarantee. Each Guarantor waives, to the extent permitted by law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon ANC or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Surety Bond Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to
(a) the validity or enforceability of the ANC Liberty Agreement, the Indemnity Agreements or any of the other Surety Bond Documents; any of the Obligations or any other collateral security therefor or guarantee or right of offset or recoupment with respect thereto at any time or from time to time held by Liberty or on its behalf, (b) any defense, set-off, recoupment or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by ANC or any other Person against Liberty, or (c) any other circumstance whatsoever (with or without notice to or knowledge of ANC or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of ANC for the Obligations, or of such Guarantor under the guarantee contained in this Surety Bond Guarantee, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, Liberty may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against ANC, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset or recoupment with respect thereto, and any failure by Liberty to make any such demand, to pursue such other rights or remedies or to collect any payments from ANC, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset or recoupment, or any release of ANC, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, equity, contract or otherwise, of Liberty against any Guarantor. For the purposes hereof, "demand" shall include the commencement and continuation of any legal proceedings.

                  2.9 The guarantee contained in this Surety Bond Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Liberty for any reason, including without limitation by reason of the insolvency, bankruptcy, dissolution, liquidation or reorganization of ANC or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, ANC or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

                  3. Representations And Warranties

                  3.1 To induce Liberty to enter into the ANC Liberty Agreement and to issue, extend, renew, continue, increase and/or permit to remain outstanding and refrain from canceling the Liberty Bonds, each Guarantor hereby represents and warrants to Liberty that the representations and warranties set forth in Section 8 of the ANC Liberty Agreement as they relate to such Guarantor, each of which is hereby incorporated herein by reference, are true and correct, and Liberty shall be entitled to rely on each of them as if they were fully set forth herein, PROVIDED that each reference in each such representation and warranty to ANC's knowledge shall, for the purposes of this
Section 3, be deemed to be a reference to such Guarantor's knowledge.

                  4. Miscellaneous

                  4.1 None of the terms or provisions of this Surety Bond Guarantee may be waived, amended, supplemented or otherwise modified except in writing executed by Liberty and the respective Guarantor to which the waiver, amendment, supplementation or modification is to apply.

                  4.2 Liberty shall not by any act (except by a written instrument pursuant to Section 4.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default under this Surety Bond Guarantee, the ANC Liberty Agreement, any of the Indemnity Agreements or any of the other Surety Bond Documents. No failure to exercise, nor any delay in exercising, on the part of Liberty, any right, power or privilege hereunder, shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder, under the ANC Liberty Agreement, under any of the Indemnity Agreements or under or with respect to any of the other Surety Bond Documents, shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Liberty of any right or remedy hereunder, or under the ANC Liberty Agreement, under any of the Indemnity Agreements or under or with respect to any of the other Surety Bond Documents, on any one or more occasions shall not be construed as a bar to any right or remedy which Liberty would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

                  4.3 In addition to, and not in lieu of, the remedies provided under the Indemnity Agreements, each Guarantor agrees to indemnify and reimburse Liberty for, and hold Liberty harmless against, (a) all its costs and expenses incurred in collecting against such Guarantor under this Surety Bond Guarantee or otherwise enforcing or preserving any rights under this Surety Bond Guarantee, the ANC Liberty Agreement, the Indemnity Agreements assumed hereunder and any other Surety Bond Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to Liberty, (b) any and all liabilities with respect to, or resulting from any delay in paying, and all stamp, excise, sales, transfer, recording or other taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Surety Bond Guarantee, and (c) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement (including the enforcement of this provision), performance and administration of this Surety Bond Guarantee. The agreements in this Section shall survive payment or discharge of the Obligations.

                  4.4 This Surety Bond Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of Liberty and its successors and assigns, PROVIDED that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Surety Bond Guarantee without the prior written consent of Liberty, and PROVIDED FURTHER that nothing herein shall prevent any Guarantor from merging or consolidating into or with, or transferring all or substantially all of its assets to, any other entity to the extent permitted by the terms of the ANC Liberty Agreement.

                  4.5 This Surety Bond Guarantee may be executed by one or more of the parties to this Surety Bond Guarantee on any number of separate counterparts (including via telecopier), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                  4.6 Any provision of this Surety Bond Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  4.7 This Surety Bond Guarantee represents the agreement of the Guarantors and Liberty with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Liberty relative to the subject matter hereof not expressly set forth or referred to herein.

                  4.8 THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF

NEW YORK AS APPLIED TO AGREEMENTS EXECUTED AND TO BE PERFORMED EXCLUSIVELY WITHIN SUCH STATE, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES. THE UNDERSIGNED AGREE THAT ANY DISPUTE BETWEEN THE UNDERSIGNED AND LIBERTY WILL AT LIBERTY'S OPTION BE RESOLVED EXCLUSIVELY IN A COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF NEW YORK AND COUNTY OF NEW YORK. EACH GUARANTOR FURTHER CONSENTS TO THE PERSONAL JURISDICTION AND VENUE OF ANY COURT IN WHICH ANY ACTION MAY BE BROUGHT AGAINST IT BY LIBERTY AND TO SERVICE OF PROCESS IN ANY SUCH ACTION BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED OR BY ANY MEANS GIVING ACTUAL NOTICE OF SUCH PROCESS TO SUCH GUARANTOR. EACH GUARANTOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION.

                  4.9 Each Guarantor agrees that (a) it has been advised by counsel in the negotiation, execution and delivery of this Surety Bond Guarantee, (b) Liberty has no fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Surety Bond Guarantee, the ANC Liberty Agreement, any of the Indemnity Agreements or any of the other Surety Bond Documents, and (c) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Guarantors and Liberty.

                  4.10 As required under the terms of paragraph 2.2 of the ANC Liberty Agreement, ANC shall cause those subsidiaries identified in paragraph
2.2 of the ANC Liberty Agreement to become a Guarantor under this Surety Bond Guarantee by executing and delivering an Assumption Agreement in the form annexed hereto as Exhibit "B".

                  4.11 Subject to Section 2.9, this Surety Bond Guarantee shall terminate and be of no force and effect upon full discharge of all Surety Bond Obligations.

                  IN WITNESS HEREOF, each of the undersigned has caused this Surety Bond Guarantee to be duly executed and delivered as of the date first above written.

                                       ANC RENTAL CORPORATION,
                                       for purposes of Section 4.10 only


                                       By: /s/ Howard D. Schwartz
                                           -------------------------------------
                                           Name:  Howard D. Schwartz
                                           Title: Sr. Vice President & Secretary

                                       ALAMO RENT-A-CAR (CANADA), INC.
                                       ALAMO RENT-A-CAR MANAGEMENT, LP
                                         By: ARC-GP, Inc., its
                                             general partner
                                       ANC COLLECTOR CORPORATION
                                       ANC FINANCIAL, LP
                                         By: ANC Financial GP Corporation,
                                             its general partner
                                       ARC-GP, INC.
                                       ARC-TM, INC.
                                       LIABILITY MANAGEMENT COMPANIES
                                       HOLDING, INC.
                                       NATIONAL CAR RENTAL LICENSING, INC.
                                       NATIONAL CAR RENTAL SYSTEM, INC.
                                       NCR AFFILIATE SERVICER, INC.
                                       NCRAS MANAGEMENT, LP
                                          By: NCRAS-GP, Inc., its general
                                              partner
                                       NCRAS-GP, INC.
                                       REPUBLIC GUY SALMON PARTNER, INC.
                                       REPUBLIC INDUSTRIES AUTOMOTIVE RENTAL
                                        GROUP (BELGIUM) INC.
                                       SPIRIT RENT-A-CAR, INC.
                                       SRAC MANAGEMENT, LP
                                           By: SRAC-GP, Inc., its general
                                               partner
                                       SRAC-GP, INC.
                                       SRAC-TM, INC.



                                       By: /s/ Leland F. Wilson
                                           -------------------------------------
                                           Name:  Leland F. Wilson
                                           Title: Vice President & Treasurer



                                       ALAMO RENT-A-CAR, LLC




                                       By: /s/ O. Mason Hurst, II
                                           -------------------------------------
                                           Name:  O. Mason Hurst, II
                                           Title: Vice President & Secretary

                                       ANC FINANCIAL CORPORATION
                                       ANC FINANCIAL PROPERTIES LLC
                                       ANC IT COLLECTOR CORPORATION
                                       ARC-TM PROPERTIES LLC
                                       NCR AFFILIATE SERVICER PROPERTIES, LLC
                                       ANC INFORMATION TECHNOLOGY HOLDING, INC.
                                       ANC INFORMATION TECHNOLOGY, INC.
                                       ANC INFORMATION TECHNOLOGY, L.P.
                                           By: ANC INFORMATION TECHNOLOGY, INC.,
                                               its general partner



                                       By: /s/ Leland F. Wilson
                                             -----------------------------------
                                             Name:  Leland F. Wilson
                                             Title: Vice President & Treasurer